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                                                                    Exhibit 12.1

Northern Border Partners, L.P.
Ratio of earnings to fixed charges

                                                         Year ended December 31,
                                             -----------------------------------------------
                                               2001      2002      2003      2004      2005
                                             -------   -------   -------   -------   -------
Fixed charges:
Interest expensed and capitalized             91,653    83,227    79,159    77,346    86,903
Estimate of interest within rental expense     1,091     1,112     1,210     1,192     1,522
                                             -------   -------   -------   -------   -------
Total fixed charges                           92,744    84,339    80,369    78,538    88,425
                                             =======   =======   =======   =======   =======

Earnings:
Pretax income from continuing operations      88,332   112,625   (92,444)  146,057   152,299
Minority interest in net income               42,138    42,816    44,460    50,033    45,674
Equity earnings from equity investees         (1,697)  (12,983)  (18,815)  (18,015)  (24,736)
Distributed income of equity investees         7,083    10,820    17,672    12,536    16,440
Interest capitalized                            (834)     (304)     (117)     (366)     (787)
Fixed charges                                 92,744    84,339    80,369    78,538    88,425
                                             -------   -------   -------   -------   -------
Total earnings                               227,766   237,313    31,125   268,783   277,315
                                             -------   -------   -------   -------   -------
Ratio of earnings to fixed charges              2.46      2.81      0.39      3.42      3.14
                                             =======   =======   =======   =======   =======